EXHIBIT 99.2
                        MAJORITY CONSENT OF SHAREHOLDERS

                                       OF

                                 MEDSTRETCH INC.


      The undersigned, constituting more than seventy-seven (77%) percent of the holders of all of the issued and outstanding common stock of Medstretch Inc. ("Corporation") hereby consents to the following resolutions:


            RESOLVED, that a change of the name of the Corporation is desirable in view of the recent Share Exchange with Pride Business Development Group pursuant o the Share Exchange Agreement dated August 2, 2004; and be it further


            RESOLVED, that the Corporation shall change its name to "Pride Business Development Holdings, Inc." as such name better reflects the business of the Corporation; and be it further


            RESOLVED, that the Corporation is authorized to file a Certificate of Amendment of the Articles of Incorporation of the Corporation (in the form which is attached hereto as Exhibit "A" and made a part hereof by this reference) to reflect the Corporation's name change to "Pride Business Development Holdings, Inc.", and all other documents as required to consummate the name change.





      IN WITNESS WHEREOF, this consent is executed this 24th day of August 2004.



By:  /s/ Ari Markow
     --------------------------------------------------
         Ari  Markow, shareholder (1,700,000 shares)



By:  /s/ Francine Markow
     --------------------------------------------------
         Francine Markow, shareholder (6,800,000 shares)